AMENDMENT TO
                        REGISTRATION RIGHTS AGREEMENT

                    AMENDMENT, dated February 14, 1995, by and between GROW GROUP, INC., a New York corporation (the
          "Company"), and CORIMON, S.A.C.A., a Venezuelan corporation ("Corimon").

                             W I T N E S S E T H

                    WHEREAS, the Company and Corimon have entered into a Registration Rights Agreement dated August 7, 1992 (the "Agreement");

                    WHEREAS, Corimon Corporation, a Delaware corporation and a wholly-owned subsidiary of Corimon, intends to issue to Fidelity Capital & Income Fund ("Fidelity Capital") $8 million aggregate principal amount of Exchangeable Preferred Stock, which is initially exchangeable for 516,129 shares of common stock, $0.10 par value, of the Company, subject to customary adjustments (such 516,129 shares as adjusted being referred to herein as the "Shares") in accordance with the "Terms of CRM Exchangeable Preferred Stock" annexed hereto as Appendix A; and

                    WHEREAS, Corimon has requested that the
          Agreement be amended to permit Corimon to assign to Fidelity Capital its registration rights under the Agreement with respect to the Shares.

                    NOW, THEREFORE, in consideration of the above premises and the mutual agreements contained herein, the parties hereto hereby agree as follows:

                    1.  Notwithstanding the provisions of Section
          2(a), 2(b)(ii) and 2(d)(ii) of the Agreement, the Company consents to the assignment by Corimon to Fidelity Capital of its rights and obligations under the Agreement relating to the Shares.

                    2.  The term "Corimon" as used in the
          Agreement, where necessary to assign the rights and obligations of Corimon to Fidelity Capital as it relates to the Shares, shall be deemed to refer to Fidelity
          Capital.

                    3. Notwithstanding the provisions of clause (i) of Section 3(a) of the Agreement, in the event the Current Market Price (as defined in Section 1 of the Agreement) of the Shares is less than $10,000,000, the Company will permit Fidelity Capital to register all but not less than all of the Shares.

                    4. Nothing contained herein shall require the Company to effect an aggregate of more than two Demand
          Registrations pursuant to Section 3 of the Agreement.

                    5. Corimon shall give the Company prior written notice of any assignment by Corimon of its rights and obligations as contemplated hereby to Fidelity Capital.


                    IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first written above.

                                   GROW GROUP, INC.

                                   By: /s/ Russell Banks
                                       Russell Banks, President

                                   CORIMON, S.A.C.A.

                                   By:  /s/ Arthur W. Broslat
                                        Arthur W. Broslat,
                                        Director - Chief Financial
                                           Officer

                                   By:  /s/ Gustavo Mata - Borjas
                                        Gustavo Mata - Borjas,
                                        Director - General Counsel